Exhibit 1.1

EXECUTION VERSION

$100,000,000

GPT Property Trust LP

3.75% Exchangeable Senior Notes Due 2019

Fully and Unconditionally Guaranteed by

Gramercy Property Trust Inc.

PURCHASE AGREEMENT

March 18, 2014

March 18, 2014

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

GPT Property Trust LP, a Delaware limited partnership (the “Operating Partnership”) and a direct, majority owned subsidiary of Gramercy Property Trust Inc., a Maryland corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $100,000,000 principal amount of the Operating Partnership’s 3.75% Exchangeable Senior Notes Due 2019 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture to be dated as of the Closing Date (as defined below) (the “Indenture”) among the Operating Partnership, the Company and U.S. Bank National Association, as Trustee (the “Trustee”). The Operating Partnership also proposes to issue and sell to the Initial Purchasers not more than an additional $15,000,000 principal amount of the Operating Partnership’s 3.75% Exchangeable Senior Notes Due 2019 (the “Additional Securities”) if and to the extent that you, as manager of the offering (the “Manager”), shall have determined to exercise, on behalf of the Initial Purchasers, the right to purchase such 3.75% Exchangeable Senior Notes Due 2019 granted to the Initial Purchasers in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”. The Securities will be exchangeable for shares (the “Underlying Securities”) of the Company’s common stock, $0.001 par value per share (the “Company Common Stock”).

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from the registration requirement under the Securities Act. The Initial Purchasers have advised the Operating Partnership and the Company that each Initial Purchaser will offer and sell the Securities purchased by it hereunder to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement to be dated as of the Closing Date (as defined below) among the Operating Partnership, the Company and the Initial Purchasers (the “Registration Rights Agreement”).

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In connection with the sale of the Securities, the Operating Partnership and the Company have prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities, the Guarantees (as defined below) and the Underlying Securities, the terms of the offering and a description of the Operating Partnership and the Company. For purposes of this Agreement, “Applicable Time” means 8 a.m. New York City time on March 19, 2014, or such other date and time as the Company and the Managers may agree; “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum; “Time of Sale Memorandum” means the Preliminary Memorandum together with each Additional Written Offering Communication or other information, if any delivered by the Company to the Initial Purchasers prior to the Applicable Time, each identified in Schedule II hereto under the caption Time of Sale Memorandum; “General Solicitation” means any offer to sell or solicitation of an offer to buy the Securities by any form of general solicitation or advertising (as those terms are used in Regulation D under the Securities Act). As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum (including, for the avoidance of doubt, references to “as described in”, “set forth in” or “included in” (or similar references) the applicable document) shall include the documents, if any, incorporated by reference therein; and the terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.           Representations and Warranties. Each of the Operating Partnership and the Company, jointly and severally, represents and warrants to each of the Initial Purchasers that:

(a)          (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply, in each case, when so filed, in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) as of the Applicable Time, the Time of Sale Memorandum does not, and the Final Memorandum, as then amended or supplemented by the Company, if applicable, as of its date and as of the Closing Date (as defined in Section 4), will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any Additional Written Offering Communication prepared, used or referred to by the Company, when considered together with the Time of Sale Memorandum, at the time of its use did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) any General Solicitation that is not an Additional Written Offering Communication, made by the Company or by the Initial Purchaser with the consent of the Company, when considered together with the Time of Sale Memorandum, at the time when made or used did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, Additional Written Offering Communication or General Solicitation based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

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(b)          Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows, if any, furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c)          The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Maryland, has the corporate power and authority to own, operate and lease its properties and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and to enter into and perform its obligations under this Agreement, the Indenture, the guarantees endorsed on the Securities (the “Guarantees”) and the Registration Rights Agreement and, as the sole general partner of the Operating Partnership, to cause the Operating Partnership to enter into and perform the Operating Partnership’s obligations under this Agreement, the Securities, the Indenture and the Registration Rights Agreement, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, including the Operating Partnership (each, a “Subsidiary,” and together, the “Subsidiaries”), taken as a whole.

(d)          The Operating Partnership has been duly formed, is validly existing as a limited partnership under the laws of the State of Delaware, and has the limited partnership power and authority to own, operate and lease its properties and to conduct its business as described in the Time of Sale Memorandum and Final Memorandum and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified would not have a material adverse effect on the Operating Partnership. The Company is, and on the Closing Date will be, the sole general partner of the Operating Partnership. The Operating Partnership has the power and authority to enter into and perform its obligations under this Agreement, the Securities, the Indenture and the Registration Rights Agreement. As of the date hereof, the subsidiaries listed in Schedule III to this Agreement are, and as of the Closing Date will be, the only “significant subsidiaries” of the Company as defined by Rule 1-02 of Regulation S-X.

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(e)          Each Subsidiary (other than the Operating Partnership) has been duly formed, is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized, and has the power and authority to own, operate and lease its properties and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and is duly qualified to transact business and each Subsidiary is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(f)          This Agreement has been duly authorized, executed and delivered by the Company and the Operating Partnership.

(g)          The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Memorandum and the Final Memorandum.

(h)          The shares of the Company Common Stock outstanding prior to the issuance of the Securities to be sold by the Operating Partnership pursuant to this Agreement have been duly authorized and are validly issued, fully paid and non-assessable.

(i)          The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Operating Partnership, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and the holders thereof will be entitled to the benefits of the Indenture and the Registration Rights Agreement.

(j)          The Guarantees have been duly authorized by the Company and when the Securities are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Guarantees will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.

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(k)          Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Operating Partnership, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.

(l)          Upon issuance and delivery of the Securities, the Securities will be exchangeable in accordance with the terms of the Securities into shares of the Underlying Securities. The Underlying Securities issuable upon exchange of the Securities have been duly authorized and reserved and, when issued upon exchange of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(m)          All of the outstanding partnership interests of the Operating Partnership have been duly authorized and validly issued and fully paid, and, except as otherwise set forth in the Time of Sale Memorandum and the Final Memorandum, all outstanding partnership interests of the Operating Partnership are owned by the Company directly, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the Time of Sale Memorandum and the Final Memorandum, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or membership interests of the Operating Partnership. The units of partnership interest in the Operating Partnership (“OP Units”) to be issued to the Company upon any exchange of the Securities for the Underlying Securities, have been duly authorized and reserved for issuance by the Operating Partnership to the Company, and at the time of their issuance will be validly issued and fully paid. None of the OP Units will be issued in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or any other person or entity. Except as set forth in the Time of Sale Memorandum and the Final Memorandum, there will be no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, OP Units or other ownership interests of the Operating Partnership.

(n)          All of the outstanding shares of capital stock or other ownership interests of each Subsidiary other than the Operating Partnership have been duly authorized and validly issued, fully paid and non-assessable, and, except as otherwise set forth in the Time of Sale Memorandum and the Final Memorandum, all outstanding shares of capital stock or other ownership interests of the Subsidiaries (other than the Operating Partnership) are owned by the Company either directly or indirectly through Subsidiaries that are wholly owned, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind, except for the preferred securities of Gramercy Investment Trust and Gramercy Investment Trust II, which are not owned by the Company or its Subsidiaries. Except as set forth in the Time of Sale Memorandum and the Final Memorandum, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any Subsidiary other than the Operating Partnership.

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(o)          The Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 16, 2006, as amended to date (the “Partnership Agreement”) has been duly and validly authorized, executed and delivered by the Company, as general partner of the Operating Partnership, and is a valid and binding agreement, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability. The Partnership Agreement has been duly executed and delivered by the other parties thereto and, to the Company’s knowledge, is a valid and binding agreement enforceable against such parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(p)          Except pursuant to the terms of the indebtedness described in or contemplated by Time of Sale Memorandum and the Final Memorandum, (i) the Company is not currently prohibited, directly or indirectly, from making any distributions to its stockholders and (ii) no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company, from making any other distribution on such Subsidiary’s capital stock or equity interests, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary.

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(q)          Neither the Company nor any of the Subsidiaries is (i) in violation of its articles of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational document, as applicable, as amended or supplemented, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound or to which any of the real properties of the Company or any of the Subsidiaries (the “Properties”) or any other assets of the Company or any of the Subsidiaries is subject (collectively, “Agreements and Instruments”), or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of the Subsidiaries or the Properties or any of their respective other assets or operations, except, in the case of clauses (ii) and (iiii) above, for any such defaults or violations that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. The execution and delivery by the Company and the Operating Partnership of, and the performance by the Company and the Operating Partnership of their respective obligations under, this Agreement, the Securities, the Guarantees, the Indenture and the Registration Rights Agreement will not (x) contravene any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, (y) result in the violation of the organizational documents of the Company or any of the Subsidiaries or (z) result in a breach or violation of any Agreements and Instrument binding upon the Company or any of the Subsidiaries, except, in the case of clauses (x) and (z) above, for any such defaults or violations that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company or the Operating Partnership of its obligations under this Agreement, the Securities, the Guarantees, the Indenture and the Registration Rights Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities, and by Federal and state securities laws with respect to the Company’s and the Operating Partnership’s obligations under the Registration Rights Agreement. Except as described in the Time of Sale Memorandum and the Final Memorandum, the execution and delivery by the Company and the Operating Partnership of, and the performance by the Company and the Operating Partnership of their respective obligations under, this Agreement, the Securities, the Guarantees, the Indenture and the Registration Rights Agreement will not constitute a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon the Properties or any other assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments (except for such Repayment Events or liens, charges or encumbrances that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

(r)          There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, business prospects or operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to prospective purchasers of the Securities and the Final Memorandum.

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(s)          Other than proceedings that are accurately described in all material respects in the Time of Sale Memorandum and the Final Memorandum, there are no legal or governmental proceedings pending or, to the knowledge of the Company or the Operating Partnership, threatened to which the Company or any of the Subsidiaries is a party or to which any of the Properties of the Company or any of its subsidiaries is subject that would have a material adverse effect on the Company and the Subsidiaries, taken as a whole, or on the power or ability of the Company and the Operating Partnership to perform their respective obligations under this Agreement, the Securities, the Guarantees, the Indenture or the Registration Rights Agreement, or to consummate the transactions contemplated by the Time of Sale Memorandum and the Final Memorandum.

(t)          The Company and the Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(u)          In the ordinary course of its business, the Company conducts periodic reviews of the effect of the Environmental Laws on its and the Subsidiaries’ respective businesses, operations and properties, in the course of which the Company identifies and evaluates associated costs and liabilities.

(v)         There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) and there are no notices of potential liability or claims pending or, to the knowledge of the Company and the Operating Partnership, threatened against the Company or any of the Subsidiaries or any of the Properties concerning Environmental Laws, which would, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole; neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company and the Operating Partnership, any other person has contaminated or caused conditions that threaten to contaminate any of the Properties with Hazardous Materials (as defined below); none of the Properties is included on or, to the knowledge of the Company and the Operating Partnership, is proposed for inclusion on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §. 9601 et seq., or any similar list or inventory of contaminated properties. As used herein, “Hazardous Material” shall mean any hazardous material, hazardous waste, hazardous substance, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, petroleum, petroleum waste, radioactive material, biohazardous material, explosive or any other material, the presence of which in the environment is prohibited, regulated, or serves as the basis of liability, as defined, listed, or regulated by any applicable federal, state, or local environmental law, ordinance, rule, or regulation.

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(w)          Except as described in the Time of Sale Memorandum and the Final Memorandum, there are no contracts, agreements or understandings between the Company or the Operating Partnership and any person granting such person the right to require the Company or the Operating Partnership to file a registration statement under the Securities Act with respect to any securities of the Company or the Operating Partnership or to require the Company or the Operating Partnership to include such securities in any registration statement to be filed in accordance with the Registration Rights Agreement.

(x)          The Company and the each of the Subsidiaries, including the Operating Partnership, is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described the Time of Sale Memorandum and in the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(y)          Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company (including, without limitation, the Operating Partnership) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities and the Guarantees in a manner that would require the registration under the Securities Act of the Securities or the Guarantees, (ii) made any General Solicitation that is not an Additional Written Offering Communication other than General Solicitations listed on Schedule II hereto or those made with the prior written consent of Morgan Stanley & Co. LLC, or (iii) offered, solicited offers to buy or sold the Securities or the Guarantees in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(z)          It is not necessary in connection with the offer, sale and delivery of the Securities and the Guarantees to the Initial Purchasers and the offer, resale and delivery of the Securities and the Guarantees by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Memorandum and the Final Memorandum, to register the Securities or the Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(aa)         The Securities and the Guarantees satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

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(bb)         Neither the Company nor any of the Subsidiaries, the Company’s control affiliates, directors or officers, nor, to the Company’s and the Operating Partnership’s knowledge, any employee, agent or representative of the Company or of any of the Subsidiaries or the Company’s affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company, the Subsidiaries and the Company’s control affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(cc)         The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company and the Operating Partnership, threatened.

(dd)         (i)          Neither the Company nor any of the Subsidiaries, nor any director or officer thereof, nor, to the Company’s and the Operating Partnership’s knowledge, any employee, agent, affiliate or representative of the Company or any of the Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)         the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”), nor

(B)         located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

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(ii)         The Company and the Operating Partnership will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(A)         to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)         in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as purchaser, advisor, investor or otherwise).

(iii)        For the past 5 years, the Company and the Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(ee)         Subsequent to the respective dates as of which information is given in each of the Time of Sale Memorandum and the Final Memorandum: (i) the Company and the Subsidiaries have not incurred or agreed to incur any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and the Subsidiaries, except in each case as described in each of the Time of Sale Memorandum and the Final Memorandum, respectively.

(ff)         (i) The Company or any of the Subsidiaries has good and marketable fee or leasehold title to the Properties, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, other than those that (A) are described in the Time of Sale Memorandum and the Final Memorandum, or (B) do not, singly or in the aggregate, materially affect the fair market value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of the Subsidiaries; (ii) except as disclosed in the Time of Sale Memorandum and the Final Memorandum, neither the Company nor any of the Subsidiaries owns any real property other than the Properties; (iii) each of the ground leases and subleases to which the Company or any Subsidiary is a party relating to a Property, if any, material to the business of the Company and the Subsidiaries, considered as one enterprise, are in full force and effect, with such exceptions as do not materially interfere with the use made or proposed to be made of such Property by the Company or any of the Subsidiaries, and (A) no default or event of default has occurred under any ground lease or sublease to which the Company or any Subsidiary is a party with respect to such Property and neither the Company nor any of the Subsidiaries has received any notice of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under any such ground lease or sublease and (B) neither the Company nor any of the Subsidiaries has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Subsidiaries under any such ground lease or sublease; and (iv) except as (A) described in the Time of Sale Memorandum and the Final Memorandum or (B) as would have a material adverse effect on the Company and the Subsidiaries, taken as a whole, to the knowledge of the Company and the Operating Partnership, no lessee of any of the Properties is in default under any of the leases relating to any Properties and neither the Company nor the Operating Partnership knows of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a material default under any such lease.

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(gg)         Neither the Company nor the Operating Partnership knows of any violation of any municipal, state or federal law, rule or regulation concerning any real property owned in fee interest or leasehold interest by the Company or the Subsidiaries as of the date of this Agreement that would have a material adverse effect on the Company and the Subsidiaries, taken as a whole; the Company has disclosed in the Time of Sale Memorandum and the Final Memorandum all options and rights of first refusal to purchase all or part of any Property or any interest therein; each of the Properties complies in all material respects with all applicable zoning laws, ordinances, regulations and deed restrictions or other covenants and, if and to the extent there is a failure to comply, such failure does not materially impair the value of any of the Properties and will not result in a material forfeiture or reversion of title; neither the Company nor any of the Subsidiaries has received from any governmental authority any written notice of any condemnation of or zoning change materially adversely affecting the Properties, and neither the Company nor any of the Subsidiaries knows of any such condemnation or zoning change which is threatened, and, in each case, which if consummated would have a material adverse effect on the Company and the Subsidiaries, taken as a whole; all liens, charges, encumbrances, claims, or restrictions on or affecting the properties and assets (including the Properties) of the Company and any of the Subsidiaries that are required to be described in the Time of Sale Memorandum or the Final Memorandum are disclosed therein.

(hh)         Except as disclosed in the Time of Sale Memorandum and the Final Memorandum, there are no mortgages encumbering the Properties and any mortgages are not and will not be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Property or in the Company or any of the Subsidiaries; (ii) cross-defaulted to any indebtedness other than indebtedness of the Company or any of the Subsidiaries; or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of the Subsidiaries.

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(ii)         To the knowledge of the Company, water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Property over duly dedicated streets or perpetual easements of record benefiting the applicable Property.

(jj)         There are no material contracts, agreements, arrangements or understandings with respect to the direct or indirect acquisition or disposition by the Company or the Operating Partnership of interests in assets or real property that are required to be described in the Time of Sale Memorandum or the Final Memorandum that are not already so described.

(kk)         Neither the Company nor any of the Subsidiaries has sent, received or otherwise become aware of any communication regarding termination of, or intent not to renew any material contracts or agreements with any tenant, and no such termination or non-renewal has been threatened by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party to any such contract or agreement that in each case would have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(ll)         The Company and the Subsidiaries own or possess, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names that are material to the operation of the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(mm)         No material labor dispute with the employees of the Company or any of the Subsidiaries exists, except as described in the Time of Sale Memorandum and the Final Memorandum, or, to the knowledge of the Company and the Operating Partnership, is imminent.

(nn)         The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; the Company and the Subsidiaries have not been refused any insurance coverage sought or applied for; and the Company and the Subsidiaries have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not, taken as a whole, have a material adverse effect on the Company and the Subsidiaries, taken as a whole, except as described in the Time of Sale Memorandum and the Final Memorandum.

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(oo)         The Company and each of the Subsidiaries carries or is entitled to the benefits of title insurance on the fee interests and/or leasehold interests (in the case of a ground lease interest) with respect to each Property with financially sound and reputable insurers, in an amount not less than such entity’s cost for the real property comprising such Property, insuring that such party is vested with good and insurable fee or leasehold title, as the case may be, to each such Property.

(pp)         The Company and the Subsidiaries possess all certificates, licenses, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, license, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and the Subsidiaries, taken as a whole, except as described in the Time of Sale Memorandum and the Final Memorandum.

(qq)         The consolidated financial statements included in the Time of Sale Memorandum and the Final Memorandum, together with the related schedules and notes, present fairly the financial position of the Company and the Subsidiaries at the dates indicated, and the consolidated statements of operations, equity and cash flows of the Company and the Subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“U.S. GAAP”) as applied in the United States and on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto; said financial statements have been prepared on a consistent basis with the books and records of the Company and the Subsidiaries. The summary financial data set forth under the caption “Capitalization” in the Time of Sale Memorandum and the Final Memorandum and under the caption “Item 6. Selected Financial Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 fairly present, on the basis stated in such respective documents, the information included therein, it being understood that the summary financial data set forth under the caption “Capitalization” in the Time of Sale Memorandum and the Final Memorandum has not been or will not be prepared in accordance with U.S. GAAP. Other than the historical financial statements (and schedules) included in the Time of Sale Memorandum and the Final Memorandum, no other historical or pro forma financial statements (or schedules) are required to be filed under the Exchange Act prior to the date of the Time of Sale Memorandum or Final Memorandum. All disclosures contained in the Time of Sale Memorandum and the Final Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act, and Item 10 of Regulation S-K under the Securities Act, in each case to the extent applicable.

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(rr)         The Company and the Operating Partnership have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that (i) are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer, particularly during the preparation of the reports that it files or submits under the Exchange Act; and (ii) are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.

(ss)         The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations: (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the Time of Sale Memorandum and the Final Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(tt)         The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(uu)         The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are then in effect and with which the Company is required to comply as of the date of this Agreement.

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(vv)         Commencing with the Company’s taxable year ended December 31, 2004, the taxable year ended December 31, 2005 of Gramercy Investment Trust, a Maryland real estate investment trust (the “First Private REIT”), and the taxable year ended December 31, 2007 of Gramercy Investment Trust II, a Maryland real estate investment trust (the “Second Private REIT,” and together with the First Private REIT, the “Private REITs”), each of the Company and the Private REITs has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”), and each of the Company’s and the Private REITs’ current and proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2014 and in future taxable years. No transaction or other event has occurred which could cause the Company or the Private REITs to not be able to qualify as a REIT for their taxable years ending December 31, 2014 or future taxable years.

(ww)         The Operating Partnership is and has been at all times classified as a partnership, and not as an association or partnership taxable as a corporation, for federal income tax purposes. The Company and each of the Subsidiaries has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof and have paid all taxes required to be paid thereon (except, in each case, where the failure to file such tax returns or pay such taxes would not have a material adverse effect or except as such taxes are currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no proposed tax deficiency has been determined adversely to the Company or any of the Subsidiaries which has had (nor does the Company nor any of the Subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or the Subsidiaries and which could reasonably be expected to have) a material adverse effect.

(xx)        Each of the Company and the Operating Partnership is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which either the Company or the Operating Partnership would have any material liability. Neither the Company nor the Operating Partnership has incurred or expects to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412, 403, 431, 432 or 4971 of the Code. Each “pension plan” for which either the Company or the Operating Partnership would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred thereunder, whether by action or by failure to act, which would cause the loss of such qualification, except where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

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(yy)         Any statistical and market-related data included in the Time of Sale Memorandum and the Final Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(zz)         Except as described in the Time of Sale Memorandum and the Final Memorandum, the Company has not sold, issued or distributed any shares of Company Common Stock and the Operating Partnership has not sold, issued or distributed any partnership interests during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(aaa)        Neither the Company nor the Operating Partnership has taken, directly or indirectly, any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

2.           Agreements to Sell and Purchase. Upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, the Operating Partnership hereby agrees to sell to the several Initial Purchasers the Firm Securities as provided in this Agreement, the Company agrees to guarantee the Firm Securities as provided in the Indenture and each Initial Purchaser agrees, severally and not jointly, to purchase from the Operating Partnership the respective principal amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 96.75% of the principal amount thereof (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Operating Partnership agrees to sell to the Initial Purchasers the Additional Securities, the Company agrees to guarantee the Additional Securities as provided in the Indenture and the Initial Purchasers shall have the right to purchase, severally and not jointly, up to $15,000,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, to the date of payment and delivery. You may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities nor later than five full business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 solely for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Securities.

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3.          Terms of Offering. You have advised the Company and the Operating Partnership that the Initial Purchasers will make an offering of their respective portions of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.          Payment and Delivery. Payment for the Firm Securities shall be made to the Operating Partnership by wire transfer of Federal or other immediately available funds to such account or accounts specified to the Manager by the Operating Partnership against delivery of such Firm Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on March 24, 2014, or at such other time on the same or such other date, not later than five business days after the date referenced earlier in this sentence, as shall be designated in writing by you. The time and date of such payment and delivery are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Operating Partnership by wire transfer of Federal or other immediately available funds to such account or accounts specified to the Manager by the Operating Partnership against delivery of such Additional Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on the Option Closing Date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than five business days after the date on which the option granted to the Initial Purchasers under Section 2 above expires, as shall be designated in writing by you.

The Securities shall be delivered in the form of one or more permanent global notes in definitive form, deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The Securities shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

5.           Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Firm Securities on the Closing Date are subject to the following conditions:

(a)          Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

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(i)          there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of the Subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)         there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business, business prospects or operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(b)          The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each of the Company and the Operating Partnership, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company and the Operating Partnership contained in this Agreement are true and correct as of the Closing Date and that each of the Company and the Operating Partnership have complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)          The Initial Purchasers shall have received on the Closing Date (i) an opinion and (ii) a disclosure letter of Morgan, Lewis & Bockius LLP, outside counsel for the Company and the Operating Partnership, dated the Closing Date, in the forms of Exhibit A-1 and Exhibit A-2 hereto, respectively, and an opinion of Morgan, Lewis & Bockius LLP as to certain tax matters in the form of Exhibit A-3 hereto. The opinions and disclosure letter of Morgan, Lewis & Bockius LLP described in Exhibits A-1, A-2 and A-3, respectively, shall be rendered to the Initial Purchasers at the request of the Company and the Operating Partnership and shall so state therein. In giving the opinion included in Exhibit A-1 hereto, Morgan, Lewis & Bockius LLP may rely, as to all matters governed by Maryland law, upon the opinion of Venable LLP referred to in Section 5(d) below.

(d)          The Initial Purchasers shall have received on the Closing Date an opinion of Venable LLP, Maryland counsel to the Company, dated the Closing Date, in the form of Exhibit B hereto. The opinion of Venable LLP described in Exhibit B shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

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(e)          The Initial Purchasers shall have received on the Closing Date a certificate of Edward J. Matey Jr., General Counsel of the Company, dated the Closing Date, to the effect that he does not know of any legal or governmental proceedings pending or threatened to which the Company or any of the Subsidiaries (including, without limitation, the Operating Partnership) is a party or to which any of the Properties is subject that are required to be described in the Time of Sale Memorandum or the Final Memorandum and are not so described or of any contracts or other documents that are required to be described in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum that are not so described.

(f)          The Initial Purchasers shall have received on the Closing Date an opinion of Hunton and Williams LLP, counsel for the Initial Purchasers, dated the Closing Date, in the form and substance reasonably satisfactory to the Initial Purchasers. In giving such opinion such counsel may rely, as to all matters governed by Maryland law, upon the opinion of Venable LLP referred to in Section 5(d) above.

(g)          The Initial Purchasers shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information relating to the Company contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(h)          The Initial Purchasers shall have received on each of the date hereof and the Closing Date a certificate of the chief financial officer of the Company, dated the Closing Date, in a form reasonably satisfactory to the Initial Purchasers.

(i)          The “lock-up” agreements, each substantially in the form of Exhibit C hereto, between you and the parties identified on Exhibit D hereto relating to sales and certain other dispositions of shares of Company’s Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(j)          The Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company and the Operating Partnership.

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(k)          The Securities shall be eligible for clearance and settlement through DTC.

(l)          An application for the listing of the Underlying Securities shall have been submitted to the New York Stock Exchange (the “NYSE”).

(m)          Such other documents as you may reasonably request with respect to the good standing of each of the Company and the Operating Partnership, the due authorization, execution, authentication and issuance of the Securities and the Guarantees to be sold on the Closing Date and other matters related to the execution, authentication and issuance of the Securities and the Guarantees.

(n)          The several obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i)          a certificate, dated the Option Closing Date and signed by an executive officer of each of the Company and the Operating Partnership, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii)         an opinion and disclosure letter of Morgan, Lewis & Bockius LLP, outside counsel for the Company and the Operating Partnership, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion and disclosure letter required by Section 5(c) hereof;

(iii)        an opinion of Venable LLP, Maryland counsel to the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv)        a certificate of Edward J. Matey Jr., General Counsel of the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the certificate required by Section 5(e) hereof;

(v)         an opinion of Hunton & Williams LLP, counsel for the Initial Purchasers, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(f) hereof;

(vi)        a letter dated the Option Closing Date, in form and substance satisfactory to the Initial Purchasers, from Ernst & Young LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Initial Purchasers pursuant to Section 5(g) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

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(vii)       such other documents as you may reasonably request with respect to the good standing of each of the Company and the Operating Partnership, the due authorization, execution, authentication and issuance of the Additional Securities and the related Guarantees to be sold on such Option Closing Date and other matters related to the execution, authentication and issuance of the Additional Securities and the related Guarantees.

6.           Covenants of the Company. Each of the Company and the Operating Partnership covenants with each Initial Purchaser as follows:

(a)          To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b)          Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c)          To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company or the Operating Partnership and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

(d)          If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

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(e)          If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f)          To use reasonable best efforts to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided, however, that neither the Company nor the Operating Partnership shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

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(g)          Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, each of the Company and the Operating Partnership agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Operating Partnership’s counsel, the Company’s and the Operating Partnership’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company or the Operating Partnership and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified; (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon; (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum; (iv) any fees charged by rating agencies for the rating of the Securities; (v) the fees and expenses, if any, incurred in connection with the (x) admission of the Securities for trading on any appropriate market system, (y) the approval of the Securities for book-entry transfer by DTC, and (z) listing of the Underlying Securities on the NYSE; (vi) the cost of preparation, issuance, delivery and printing of certificates representing the Securities; (vii) the costs and charges of the Trustee and any transfer agent, registrar or depositary with respect to the Securities and the Underlying Securities; (viii) the cost of the preparation, issuance and delivery of the Securities and the Underlying Securities; (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show; (x) the document production charges and expenses associated with printing this Agreement, the Underlying Securities, the Guarantees, the Indenture and the Registration Rights Agreement; (xi) all expenses in connection with any offer and sale of the Securities outside of the United States, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with offers and sales outside of the United States; and (xii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and Section 11, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(h)          Each of the Company and the Private REITs will use their best efforts to continue to meet the requirements to qualify as a REIT under the Code until the respective Board of Directors of the Company or the Private REITs determines that it is no longer in the best interests of the Company or the applicable Private REIT, as the case may be, to qualify as a REIT.

(i)          Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(j)          To furnish you with any proposed General Solicitation to be made by the Company or on its behalf before its use, and not to make or use any proposed General Solicitation without your prior written consent.

(k)          While any of the Securities or the Underlying Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Operating Partnership is then subject to and in compliance with Section 13 or 15(d) of the Exchange Act.

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(l)          During the period of one year after the Closing Date or any Option Closing Date, if later, neither the Company nor the Operating Partnership will be, nor will either become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(m)          During the period of one year after the Closing Date or any Option Closing Date, if later, the Operating Partnership will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(n)          Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(o)          The Company will reserve and keep available at all times, free of preemptive rights or similar rights, shares of Company Common Stock for the purpose of enabling the Operating Partnership to satisfy all obligations to deliver the Underlying Securities upon exchange of the Securities. The Company will use its best efforts to cause the Underlying Securities to be listed on the NYSE. The Operating Partnership will reserve and keep available at all times, free of preemptive rights or similar rights, OP Units for the purpose of being issued to the Company upon any exchange of the Securities for the Underlying Securities.

(p)          The Company and the Operating Partnership will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.

Each of the Company and the Operating Partnership hereby agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the Initial Purchasers, it will not, during the period ending 60 days after the date of the Final Memorandum (the “Restricted Period”) (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock or any securities so owned convertible into or exercisable or exchangeable for Company Common Stock, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Company Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise, or (c) file any registration statement with the Commission relating to the offering of any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Company Common Stock.

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The restrictions contained in the preceding paragraph shall not apply to (a) the Securities to be sold hereunder and the delivery of shares of Company Common Stock in exchange therefor, (b) the grant of restricted stock, options or other securities pursuant to an equity compensation plan as described in the Final Memorandum, (c) the issuance by the Company of shares of Company Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof as described in the Final Memorandum, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Common Stock, provided that (i) such plan does not provide for the transfer of Company Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Company Common Stock may be made under such plan during the Restricted Period, (e) the filing of any registration statement in respect of the shares of Company Common Stock deliverable upon exchange of the Securities pursuant to the Registration Rights Agreement or the issuance of any related prospectus or any amendments or supplements to such registration statement or prospectus, (f) the filing of any registration statement in respect of the resale of the shares of Company Common Stock issued and sold pursuant to the certain stock purchase agreement dated October 4, 2013 among the Company, BHR Master Fund, Ltd. and BHR OC Master Fund, Ltd., and the other investors party thereto, and (g) the filing of a shelf registration statement on Form S-3 or Form S-11 registering the issuance of equity, debt, and certain other types of securities of the Company through one or more future offerings; provided, however, that neither the Company nor the Operating Partnership shall be permitted to issue any securities registered pursuant to subsection (g) during the Restricted Period.

7.          Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Operating Partnership and the Company that it (and any person acting on its behalf): (i) will not solicit offers for, or offer or sell, such Securities by any General Solicitation (other than a permitted communication listed on Schedule II hereto or those communications made with the prior written consent of the Company), or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) will sell such Securities in the United States only to persons that it reasonably believes to be QIBs, (iii) in the case of offers outside the United States it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs, and (iv) has taken or will take reasonable steps to ensure that each purchaser of the Securities is aware that the Securities are being offered and sold in reliance upon the representations and warranties deemed to have been made by such purchaser as provided in the Time of Sale Memorandum under the caption “Important Notice to Readers.”

(b)          Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

27

(i)          such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company as the Operating Partnership that would permit a public offering of the Securities or the Guarantees, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities or the Guarantees, in any country or jurisdiction where action for that purpose is required;

(ii)         such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or the Guarantees or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;

(iii)        the Securities and the Guarantees have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or pursuant to another exemption from the registration requirements of the Securities Act;

(iv)        such Initial Purchaser, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of the Securities to the public in that Relevant Member State, other than:

(A)         to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B)         to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Morgan Stanley & Co. LLC on behalf of the Initial Purchasers for any such offer; or

(C)         in any other circumstances falling within Article 3 of the Prospectus Directive, provided that no such offer of Securities shall require the Company or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

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For the purposes of the above, the expression an “offer of the Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

(v)         such Initial Purchaser has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom; and

(vi)        such Initial Purchaser understands that the Securities and the Guarantees have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities or the Guarantees in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law.

(c)          Each of the Company and the Operating Partnership agrees that the Initial Purchasers may provide copies of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum and any other agreements or documents relating thereto, including without limitation, the Indenture and the Registration Rights Agreement to Xtract Research LLC (“Xtract”), following completion of the offering, for inclusion in an online research service sponsored by Xtract, access to which shall be restricted by Xtract to QIBs.

Each Initial Purchaser understands that the Operating Partnership and the Company and, for purposes of the opinions and certificates to be delivered to you pursuant to Section 5 hereof, counsel to the Operating Partnership and the Company and counsel to you will rely upon the accuracy and truth of the foregoing representations and warranties and you hereby consent to such reliance.

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8.          Indemnity and Contribution. (a) Each of the Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company or the Operating Partnership, any General Solicitation made by the Company or the Operating Partnership, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company or the Operating Partnership in writing by such Initial Purchaser through you expressly for use therein (that information being limited to that described in the last sentence of Section 8(b) hereof).

(b)          Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers, the Operating Partnership, and each person, if any, who controls the Company or the Operating Partnership within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Operating Partnership to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication set forth in Schedule II hereto, road show, or the Final Memorandum or any amendment or supplement thereto, such information being limited to the following: the seventh paragraph under the caption “Plan of Distribution” in each of the Time of Sale Memorandum and the Final Memorandum.

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(c)          In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected by any indemnified party without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)          To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company and the Operating Partnership on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Operating Partnership on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Operating Partnership and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Company and the Operating Partnership on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

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(e)          The Company, the Operating Partnership and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)          The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Operating Partnership contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser, or by or on behalf of the Company or the Operating Partnership, their respective officers or directors or any person controlling the Company or the Operating Partnership and (iii) acceptance of and payment for any of the Securities.

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9.          Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10.         Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Firm Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Operating Partnership for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser, the Company or the Operating Partnership. In any such case either you or the Company and the Operating Partnership shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (i) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (ii) purchase not less than the principal amount of Additional Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

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11.         Reimbursement of Initial Purchasers’ Expenses. If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company or the Operating Partnership to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Operating Partnership shall be unable to perform its obligations under this Agreement, the Company and the Operating Partnership will reimburse the Initial Purchasers, or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

12.         Research Analyst Independence. Each of the Company and the Operating Partnership acknowledges that the Initial Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchasers’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, the Operating Partnership and/or the offering that differ from the views of their respective investment banking divisions. Each of the Company and the Operating Partnership acknowledges that each of the Initial Purchasers is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

13.         Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Operating Partnership, on the one hand, and the Initial Purchasers, on the other, with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

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(b)          The Company and the Operating Partnership acknowledge that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company, the Operating Partnership or any other person; (ii) the Initial Purchasers owe the Company and the Operating Partnership only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any; and (iii) the Initial Purchasers may have interests that differ from those of the Company and the Operating Partnership. The Company and the Operating Partnership waive to the full extent permitted by applicable law any claims they may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

14.         Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.         Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.

16.         Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

17.         Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you in care of Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; and if to the Company or the Operating Partnership shall be delivered, mailed or sent to Gramercy Property Trust Inc., 521 Fifth Avenue, New York, New York 10175, Attention: Gordon F. DuGan, Chief Executive Officer, with a copy to Edward J. Matey Jr., General Counsel at the same address.

[Signature Page Follows]

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Very truly yours,

Gramercy Property Trust Inc.

By:	/s/ Benjamin P. Harris
	Name:	Benjamin P. Harris
	Title:	President

GPT Property Trust LP

By:	Gramercy Property Trust Inc., its general partner

By:	/s/ Benjamin P. Harris
	Name:	Benjamin P. Harris
	Title:	President

Accepted as of the date hereof

Morgan Stanley & Co. LLC

Acting severally on behalf of itself and the
several Initial Purchasers named in
Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ James Collins
	Name:	James Collins
	Title:	Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchaser	Principal Amount of Firm Securities to be Purchased

Morgan Stanley & Co. LLC	$80,000,000
RBC Capital Markets, LLC	$12,500,000
JMP Securities LLC	$7,500,000

Total:	$100,000,000

I-1

SCHEDULE II

Permitted Communications

Time of Sale Memorandum

1.          Preliminary Memorandum issued on March 18, 2014

2.          pricing term sheet (attached)

Permitted Additional Written Offering Communications

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchasers prior to use that the Initial Purchasers and Company have agreed may be used in connection with the offering of the Securities

Permitted General Solicitations other than Permitted Additional Written Offering Communications set forth above

None

II-1

PRICING TERM SHEET

Dated March 18, 2014

GPT Property Trust LP

3.75% Exchangeable Senior Notes due 2019

Fully and Unconditionally Guaranteed by

Gramercy Property Trust Inc.

The information in this pricing term sheet supplements the preliminary offering memorandum, dated March 18, 2014 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

Issuer:	GPT Property Trust LP (the “Issuer”)

Title of Securities:	3.75% Exchangeable Senior Notes due 2019

Guarantee:	The notes will be fully and unconditionally guaranteed by Gramercy Property Trust Inc. (“GPT”).

Aggregate Principal Amount of Notes Offered:	$100,000,000

Offering Price:	The notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from March 24, 2014.

Initial Purchasers’ Option to Purchase Additional Notes to Cover Over-Allotments:	$15,000,000 aggregate principal amount of notes

Interest Rate:	The notes will bear interest at a rate equal to 3.75% per annum from March 24, 2014.

Interest Payment Dates:	March 15 and September 15 of each year, beginning on September 15, 2014

Maturity Date:	March 15, 2019, unless earlier repurchased or exchanged

Optional Redemption:	The notes will be subject to redemption at the Issuer’s option, in whole or in part, on any business day on or after March 20, 2017 if the last reported sale price of common stock has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund will be provided for the notes.

NYSE Closing Price of GPT Common Stock on March 18, 2014:	$5.17 per share

Exchange Premium:	Approximately 20% above the New York Stock Exchange Closing Sale Price of GPT common stock on March 18, 2014

Initial Exchange Price:	Approximately $6.20 per share of GPT common stock

Initial Exchange Rate:	161.1863 shares of GPT common stock per $1,000 principal amount of notes

Trade Date:	March 19, 2014

Settlement Date:	March 24, 2014

Sole Bookrunner:	Morgan Stanley & Co. LLC

Co-Lead Managers:	RBC Capital Markets, LLC
JMP Securities LLC

CUSIP Number:	36197S AA3

ISIN:	US36197SAA33

Use of Proceeds:	The Issuer expects that the net proceeds from this offering will be approximately $96.0 million, or approximately $110.5 million if the initial purchasers exercise their over-allotment option in full, after deducting the initial purchasers’ discounts and commissions and estimated expenses. The Issuer will use these net proceeds to reduce amounts outstanding under its $150 million senior secured revolving credit facility and conduct general corporate purposes, including acquisitions of its target assets consistent with the Issuer’s investment strategies and for working capital purposes. See “Use of Proceeds’ and “Plan of Distribution—Other Relationships” in the Preliminary Offering Memorandum

Adjustment to Exchange Rate upon a Make-Whole Fundamental Change:	The following table below sets forth the number of additional shares by which the exchange rate per $1,000 principal amount of notes will be increased for a holder that exchanges its notes in connection with a make-whole fundamental change as described under “Description of Notes—Exchange Rights—Adjustment to Exchange Rate Upon a Make-Whole Fundamental Change” in the Preliminary Offering Memorandum for each stock price and effective date set forth below:

	$5.17	$5.50	$6.00	$6.20	$7.00	$8.07	$9.00	$10.00	$12.50	$15.00	$20.00	$30.00

03/24/2014	32.2372	27.7419	20.8825	18.6684	12.3861	7.6891	5.4776	4.0929	2.4967	1.7927	1.0478	0.3717

03/15/2015	32.2372	28.0630	20.5395	18.1256	11.3592	6.5052	4.3802	3.1573	1.9114	1.4010	0.8443	0.3231

03/15/2016	32.2372	27.9778	19.6265	16.9543	9.5488	4.5715	2.7092	1.8459	1.1771	0.9051	0.5782	0.2623

03/15/2017	32.2372	27.1337	18.1553	15.2940	7.1488	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

03/15/2018	32.2372	24.4050	14.8325	11.9984	4.9741	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

03/15/2019	32.2372	20.6319	5.4804	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•	if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the next higher and next lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $30.00 per share of GPT common stock (subject to adjustment in the same manner as the exchange rate as set forth under “Description of Notes—Exchange Rights—Exchange Rate Adjustments” in the Preliminary Offering Memorandum), no additional shares will be issued upon exchange; and

•	if the stock price is less than $5.17 per share of GPT common stock (subject to adjustment in the same manner as the exchange rate as set forth under “Description of Notes—Exchange Rights—Exchange Rate Adjustments” in the Preliminary Offering Memorandum), no additional shares will be issued upon exchange.

Notwithstanding the foregoing, in no event will the total number of shares of GPT common stock issuable upon exchange exceed 193.4235 per $1,000 principal amount of notes, subject to adjustment as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments” in the Preliminary Offering Memorandum and subject further to the provisions of the notes relating to the exchange share cap.

Exchange Share Cap:	The number of shares of GPT common stock holders receive upon exchange will be subject to an “exchange share cap” unless and until GPT obtains stockholder approval to issue more than 19.99% of its common stock outstanding at the time the notes are initially issued (the “aggregate share cap”) upon exchange of the notes in accordance with the listing standards of the New York Stock Exchange. The exchange share cap is equivalent to the pro rata portion of the aggregate share cap represented by the notes to be exchanged. Holders will not have the right to receive more than 142.8189 shares (or 124.1903 shares, if the initial purchasers exercise their over-allotment option in full) of GPT common stock per $1,000 principal amount of notes, as adjusted for share splits and combinations, upon an exchange of the notes. Unless and until such stockholder approval is obtained, the Issuer will be deemed to have elected “combination settlement” with a specified dollar amount per $1,000 principal amount of notes of at least $1,000 for all notes submitted for exchange, which means the Issuer will be obligated to settle its exchange obligation by paying up to the specified dollar amount with respect to such notes in cash and delivering shares of GPT common stock for any exchange value in excess of such specified dollar amount (subject to the exchange share cap and, for the avoidance of doubt, without any obligation upon the Issuer to make any cash payment in respect of any shares of GPT common stock otherwise deliverable but for the exchange share cap). See “Description of Notes— Exchange Rights—Exchange Settlement” in the Preliminary Offering Memorandum. GPT will not have any obligation to seek stockholder approval to issue shares of its common stock in excess of the limitations described above. However, if any delivery of shares of common stock owed to a holder upon exchange of notes is not made, in whole or in part, as a result of the limitations described above, the Issuer’s obligation to make such delivery shall not be extinguished, and the Issuer will deliver such shares to such holder as promptly as practicable following the earlier of the date on which the issuance of shares of common stock in excess of the limitations described above is approved by GPT’s stockholders or the aggregate share cap is no longer required under the listing standards of the New York Stock Exchange.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the notes are being offered and sold only to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum. In accordance with those restrictions, the notes will not be transferrable in reliance upon the exemption from registration provided by Rule 144 under the Securities Act for so long as they remain outstanding.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Significant subsidiaries

Operating Partnership

GKK Management Co. LLC

GPT BOA Portfolio Member LLC

Gramercy Investment Trust

Gramercy Investment Trust II

GPT Hutchins Owner LLC

GPT Allentown Owner GP LLC

GPT Allentown Owner LP